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[COMPANY LOGO]



July 26, 2001
(N)
NYSE: STR
01-17

Contact: R. Curtis Burnett
Business: (801) 324-5647



                QUESTAR SUBSIDIARY TO ACQUIRE SHENANDOAH ENERGY,
                 INCREASING PROVED GAS RESERVES 59% TO 1.1 TCFE


SALT LAKE CITY -- Questar Corp. (NYSE:STR) has reached agreement to purchase

Shenandoah Energy Inc. (SEI) for $406 million in cash and assumed debt. The acquisition will increase Questar's proved non-regulated reserves by 415 billion cubic feet equivalent (Bcfe) to 11 trillion cubic feet equivalent (Tcfe), a 59%

increase.

          A Questar subsidiary, Questar Market Resoucres, received approval from its board of directors to purchase 100% of the stock of SEI, a privately held

Denver-based exploration, production, gathering and drilling company, SEI's board also approved the transaction, which is expected to close by August 1.

          In acquiring SEI, with principal operations in the Uintah Basin of eastern Utah, Questar will receive assets including:

          - 415 billion cubic feet equivalent (Bcfe) of proved reserves,

consisting of 72% natural gas and 28% oil, with an acquisition cost of $.52/Mcfe

(thousand cubic feet equivalent)

          - 198 Bcfe of high quality probable reserves

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          - 331 Bcfe of possible reserves

          - 100 million cubic feet per day of processing capacity

          - 90 miles of gathering lines

          - 114,000 acres of undeveloped leasehold acreage.

          - Four drilling rigs capable of developing the leasehold

          R.D. Cash, Questar chairman and chief executive officer, said: "The

          SEI acquisition -- the largest in Questar history -- strengthens our position in the key Rocky Mountain producing region. This acquisition continues our strategy of expanding unregulated activities and adding low-cost reserves with substantial upside potential." Cash said the SEI properties are in a core

Questar operating area that includes extensive pipeline and gathering systems.

"In addition to the value of the reserves and hard assets, this acquisition will create numerous growth opportunities for our other businesses," he said.

         Cash said Questar historically pursues reserve acquisitions during period of relative weakness in commodity prices. "We view such times as providing opportunities to use our strong cash flows and balance sheet to enhance our reserve base at reasonable finding costs," he added.

         "We have demonstrated with earlier reserve acquisitions that we can find hidden value through efficient drilling and development activities. In addition to increasing our proved reserves, we are acquiring over 500 Bcfe of high-quality probable and possible reserves. This represents significant long-term growth potential," Cash said.


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          Gary L. Nordloh, Questar Market Resources president and chief executive officer, said the SEI acquisition will immediately expand the corporation's daily non-utility oil and gas production by 63 million cubic feet equivalent. In addition, it will provide a "vast inventory" of low-risk oil and gas-development drilling opportunities.

          Nordloh said the acquisition cost - based on proved reserves alone -

would be $.98 per Mcfe. He noted, however, the actual finding cost for proved reserves would be $.52 per Mcfe after assigning value to all acquired assets. He said the transaction will immediately enhance cash flow, reserves and production and is expected to be accretive to earnings in 2002. The impact on 2001 earnings, with 100% debt financing, could be neutral or nominally accretive as reserves are developed. He noted that a six-rig drilling program is currently under way, and the number of wells planned for 2001 may be accelerated.

          Nordloh said the SEI properties currently are producing gas from the

Green River and Wasatch formations at depths of approximately 4,000 feet and

8,000 feet, respectively. Nordloh said there are several other potential hydrocarbon-bearing formations at depth of 3,000 to 16,000 feet.

          In addition to reserve growth, Nordloh said the acquisition offers an opportunity to blend the outstanding entrepreneurial and operating skills of the

SEI workforce. SEI will remain a separate division within Questar Market

Resources for the foreseeable future, and its skills will be used to enhance all of the Questar Market Resources' divisions capabilities. Its employees will be a key to Questar's ongoing success, he said.

         Petrie Parkman and Co. acted as financial advisor and assisted SEI in the negotiations.

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FORWARD-LOOKING STATEMENTS:

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. A discussion of risks and uncertainties, which could affect future results of Questar and its subsidiaries, is included in the company's periodic reports filed with the Securities and Exchange Commission.

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VISIT QUESTAR'S INTERNET SITE at: http://www.questar.com.  For more information, see Company News On-Call: http://www.prnewswire.com or fax 800-758-5804, ext. 728887.


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